Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction

Inter Parfums Holdings, S.A.	France
Interparfums SA	France
Interparfums, USA LLC	New York
Parfums Rochas Spain, SL	Spain
Interparfums (Suisse) Sarl	Switzerland
Interparfums Luxury Brands, Inc.	Delaware
Interparfums Asia Pacific Pte., Ltd.	Republic of Singapore
Divabox SAS	France
Inter Parfums USA Hong Kong Limited	Hong Kong
Interparfums Italia Srl	Florence, Italy
Interparfums, USA Swiss SA	Switzerland
Interparfums Middle East DMCC	Dubai, United Arab Emirates